UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2010

Meru Networks, Inc.

(Exact name of registrant as specified in its charter)

001-34659

(Commission

File Number)

Delaware	26-0049840
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

894 Ross Drive, Sunnyvale, California 94089

(Address of principal executive offices, with zip code)

(408) 215-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On September 7, 2010, the Board of Directors (the “Board”) of Meru Networks, Inc. (the “Company”) appointed Stanley Meresman to the Board. The Board also appointed Mr. Meresman to the Audit Committee and Compensation Committee of the Board, effective as of September 7, 2010.

In connection with his appointment to the Board, Mr. Meresman received an option to purchase 25,072 shares of the Company’s common stock, which option vests as to 1/40th of the shares on a monthly basis beginning on October 1, 2010. Mr. Meresman also received an option to purchase 10,000 shares of the Company’s common stock, which option vests as to 1/7th of the shares on a monthly basis beginning on October 6, 2010. Both options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, or $13.73 per share. In connection with his appointment to the Board, Mr. Meresman also received two restricted stock awards. The first of these awards was for 3,500 shares and vests in full on April 6, 2011. The second of these awards was for 4,800 shares and vests as to 25% of the shares on April 6, 2011 and in three equal annual installments thereafter. Upon a change in control of the Company, Mr. Meresman’s options and restricted stock awards will vest in full. In addition, it is expected that Mr. Meresman will execute the Company’s standard form of indemnification agreement.

A copy of the press release announcing Mr. Meresman’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Departure of Director

On September 7, 2010, Charles Kissner informed the Company of his intention to resign from the Board, effective September 7, 2010.

A copy of the press release announcing Mr. Kissner’s resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERU NETWORKS, INC.

Date: September 10, 2010	By:	/S/ BRETT WHITE
Brett White
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 7, 2010.